Exhibit 99.1

Newbridge Acquisition Limited Announces Pricing of $50 Million Initial Public Offering

HONG KONG, CHINA, Jan. 29, 2026 (GLOBE NEWSWIRE) -- Newbridge Acquisition Limited (NASDAQ: NBRG) (the “Company”) announced today that it priced its initial public offering of 5,000,000 units at $10.00 per unit. The units are expected to be listed on the NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “NBRGU” beginning January 30, 2026. Each unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-eighth (1/8) of one Class A ordinary share upon the consummation of an initial business combination. No fractional rights will be issued upon separation of the units. As a result, eight rights are needed to receive one Class A ordinary share at the closing of the initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on NASDAQ under the symbols “NBRG” and “NBRGR”, respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 750,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on February 2, 2026, subject to customary closing conditions.

Kingswood Capital Partners, LLC is acting as the sole book running manager in the offering. Loeb & Loeb LLP is serving as legal counsel to the Company. Greenberg Traurig, LLP is serving as legal counsel to Kingswood Capital Partners, LLC.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 30, 2025. The post-effective amendment to the registration statement was declared effective by the SEC on December 18, 2025. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Kingswood Capital Markets, LLC, 126 E 56th Street, Suite 22S, New York, NY 10022, or by email at ttian@kingswoodus.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Newbridge Acquisition Limited

Newbridge Acquisition Limited is a blank check company incorporated as a British Virgin Islands business company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, the expected trading of its Units, Ordinary Shares and Rights on the Nasdaq Capital Market, the closing of the initial public offering, and the anticipated use of the net proceeds from the offering. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Yongsheng Liu
winstonca@163.com
Newbridge Acquisition Limited
Unit B 17/F, Success Commercial Building,
245-25, Hennessy Road, Wanchai, Hong Kong